Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

January 10, 2012

Crestwood Midstream Partners LP

717 Texas St., Suite 3150

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 3,500,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of January 10, 2012, among the Partnership, Crestwood Gas Services GP LLC, a Delaware limited liability company and Wells Fargo Securities, LLC, as representative of the several underwriters (the “Underwriters”) listed on Schedule A to the Underwriting Agreement. The Underwriters have an option to purchase up to 525,000 additional Common Units to cover over-allotments, if any.

We refer to the Registration Statement on Form S-3, as amended (Registration No. 333-171735), with respect to the Common Units being sold by the Partnership, (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Partnership’s Prospectus Supplement dated January 10, 2012 (the “Prospectus Supplement”), which together with the accompanying prospectus dated April 28, 2011 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Partnership’s Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2.	The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be validly issued and no purchaser thereof will have any obligation to make payments to the Partnership or its creditors or contributions to the Partnership or its creditors solely by reason of the purchasers’ ownership of the Common Units.

January 10, 2012

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on January 10, 2012. We hereby consent to the statements with respect to us under the heading “Legal matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on January 10, 2012. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP